Exhibit 10.4

Employment Agreement

This Agreement (the “Agreement”) is entered into as of August 1, 2025 by and between David King (the “Executive” or “you”) and Flywire corporation, a Delaware corporation (the “Company”), and replaces and supersedes the employment agreement between the Executive and Company, dated May 14, 2021 (the “Prior Agreement”).

1.
Duties and Scope of Employment.
(a)
Position. For the term of his or her employment under this Agreement (the “Employment”), the Company agrees to employ the Executive in the position of Senior Vice President, Product and Engineering & Chief Technology Officer. The Executive shall report to the Chief Executive Officer.
(b)
Obligations to the Company. During his or her Employment, the Executive (i) shall devote his or her full business efforts and time to the Company, (ii) shall not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company, (iii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) shall materially comply with the Company’s policies and rules, as they may be in effect from time to time.
(c)
No Conflicting Obligations. The Executive represents and warrants to the Company that he or she is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his or her obligations under this Agreement. The Executive represents and warrants that he or she will not use or disclose, in connection with his or her Employment, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that his Employment will not infringe or violate the rights of any other person.
(d)
Definitions. Certain capitalized terms are defined in Section 11.
2.
Cash and Incentive Compensation.
(a)
Salary. The Company shall pay the Executive as compensation for his services a base salary at a gross annual rate of $310,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures and shall be subject to adjustment pursuant to the Company’s executive compensation policies in effect from time to time.
(b)
Bonus. You will be eligible for an annual discretionary performance bonus subject to achievement of targets as approved by the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”). This discretionary target bonus will be $150,000 and any such bonus will be paid in accordance with the Company’s bonus program then in effect. Performance bonus goals and attainment of such goals will be evaluated and approved by the Committee and paid on an annual basis, with such payment, to the extent earned, to be made within 2 ½ months following the close of the applicable fiscal year, but only if you are still employed by the Company as of the date of payment. The determinations of the Board or Committee with respect to your bonus will be final and binding.
3.
Executive Benefits. During his or her Employment, the Executive shall be eligible for paid time off in accordance with the Company’s PTO policy, as in effect from time to time. During his or her Employment, the Executive shall also be eligible to participate in the executive benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.
4.
Term of Employment.
(a)
Employment at Will. The Executive’s Employment with the Company shall be “at will,” meaning that either the Executive or the Company shall be entitled to terminate the Executive’s Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment. Although Executive’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of the Executive’s employment may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company (other than the Executive). The termination of the Executive’s Employment shall not limit or otherwise affect his or her obligations under Sections 6 and/or 7 below or his or her rights under Section 5 below.
(b)
Rights upon Termination. Except as expressly provided in Section 5 below, upon the termination of the Executive’s Employment, the Executive shall only be entitled to the compensation and benefits that the Executive has earned under this Agreement before the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Executive (other than payments of accrued and vested executive benefits, if any, under the Company’s executive benefit plans).
5.
Termination Benefits.
(a)
General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in Section 5(b) or 5(c), as applicable, below. However, Section 5(b) or 5(c), as applicable, will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned from all positions you hold with the Company, including (if applicable) as a member of the Board and as a member of the board of directors of any subsidiaries of the Company, and (iii) have executed a general release of all claims (with applicable carve-out for continued indemnification pursuant to law, contract or the Company’s bylaws and other customary exceptions at the discretion of the Company) that you may have against the Company or persons affiliated with the Company. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in Section 5(b) or 5(c), as applicable. For avoidance of doubt, severance benefits will be provided pursuant to either, but not both of, Section 5(b) or 5(c) below. All lump sum severance payments and equity acceleration will be paid or provided within 60 days after your Separation or, if later, on the date a Change in Control occurs. Notwithstanding the foregoing, if the 60 day period described in the preceding sentence spans calendar years, then payment will in any event be made in the second calendar year.
(b)
Involuntary Termination Not Involving a Change in Control. If you are subject to an Involuntary Termination at any time other than during a Change in Control Window and you satisfy the conditions described in Section 5(a) above, then you will be entitled to the following severance benefits:
(i)
a lump-sum cash severance payment equal to 0.75 times the sum of your Base Salary and Target Bonus;
(ii)
if the Involuntary Termination occurs after the end of a fiscal year, but prior to payment of bonuses for such fiscal year, a lump sum payment equal to any accrued and unpaid bonus for the prior fiscal year (the “Accrued Bonus”);
(iii)
if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay your monthly premium under COBRA, which is understood to potentially be higher than said premium for active employees, for the nine (9) months following your Separation; and
(iv)
each outstanding equity award that you hold as of the Involuntary Termination and that is subject to time-based vesting will accelerate and become vested and, if applicable, exercisable with respect the number of shares that would have vested if you had completed an additional nine (9) months of service with the Company. Any equity awards that are subject to unsatisfied performance conditions will not be eligible for acceleration pursuant to this clause (iv) and will be treated as described in the applicable award agreement.
(c)
Involuntary Termination Involving a Change in Control. If you are subject to an Involuntary Termination during a Change in Control Window and you satisfy the conditions described in Section 5(a) above, then you will be entitled to the following severance benefits:
(i)
a lump-sum cash severance payment equal to one (1) times the sum of your Base Salary and Target Bonus;
(ii)
the Accrued Bonus (if any);
(iii)
if you elect to continue your health insurance coverage under COBRA following your Separation, then the Company will pay your monthly premium under COBRA, which is understood to potentially be higher than said premium for active employees, for the twelve (12) months following your Separation; and
(iv)
one hundred percent (100%) of the unvested portion of each outstanding equity award that you hold as of the Involuntary Termination and that is subject to time-based vesting will vest and, if applicable, become exercisable. Any equity awards that are subject to unsatisfied performance conditions will not be eligible for acceleration pursuant to this clause (iv) and will be treated as described in the applicable award agreement.

For avoidance of doubt, if you are subject to an Involuntary Termination that occurs during a Change in Control Window and such Involuntary Termination occurs prior to a Change in Control, the portion of your then-outstanding and unvested equity awards that is eligible to vest and become exercisable pursuant to clause (iv) above will remain outstanding post-termination so that any additional benefits due pursuant to clause (iv) may be provided if a Change in Control occurs during the Change in Control Window, provided that in no event will any of your stock options remain outstanding beyond the option’s maximum term to expiration. If a Change in Control does not occur during the Change in Control Window, any unvested portion of your equity awards that remained outstanding following your Involuntary Termination will immediately and automatically be forfeited on the date that such awards are no longer eligible for acceleration pursuant to clause (iv) above.

(d)
Accrued Rights. You will be entitled to receive the following upon termination of employment for any reason: (i) accrued and unpaid Base Salary through the date of termination of employment; (ii) reimbursement for any unreimbursed business expenses; and (iii) such employee benefits, if any, to which the Executive may be entitled under the applicable Company plans upon termination of employment.
6.
Documents and Company Property. The Executive is prohibited from keeping in his or her possession in any way any correspondence, documents, other information carriers, copies thereof, and other goods made available by the Company or its affiliates to him (including, but not limited to, credit cards, mobile communication devices, keys, documents, handbooks, financial data, plans, USB sticks or other information carriers, access cards and laptop computer), except to the extent that this is necessary for the performance of his or her work for the Company. In any event, the Executive is obliged to immediately hand over such documents and other goods made available to him at the end of this Agreement or upon suspension of his or her active duties for any reason other than documents relating to his own employment and compensation.
7.
Proprietary Information and Inventions Agreement. The Executive and the Company entered into that certain Employee Invention Assignment and Confidentiality Agreement dated January 1, 2018 (the “PIIA”), a copy of which is attached hereto as Exhibit A. The PIIA remains in full force and effect.
8.
Reimbursement of Expenses. The Company will reimburse business expenses reasonably incurred in the performance of your duties in accordance with the Company’s standard practice and expense scheme in place at the time (generally within 30 days after you have submitted appropriate documentation, which you must do within 30 days after incurring the expense) and, in any case, on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The Company will reimburse reasonable costs of the professional use of your (mobile) telephone.
9.
Successors.
(a)
Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.
(b)
Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
10.
Indemnification. During your employment by the Company and at all times thereafter, regardless of the reason for termination, to the fullest extent permitted by its articles of incorporation and by applicable law, the Company shall indemnify you and hold you harmless against any cost, fee, expense, fine or penalty to which you may be subject as a result of serving as an employee or officer of the Company and provide for you to be covered by the insurance or other indemnity policy applicable to officers or directors of the Company (including any rights to advances or reimbursement of legal fees thereunder). The Company’s indemnification obligation shall survive any termination of your employment.
11.
Definitions. The following terms shall have the meaning set forth below wherever they are used in this Agreement:
(a)
Base Salary. The term “Base Salary” shall mean the Executive’s annual base salary, as it may be adjusted from time to time. For purposes of Sections 5(b) and (c), “Base Salary” shall mean Executive’s annual base salary as in effect immediately prior to an Involuntary Termination, determined without regard to any reduction that constitutes grounds for a Resignation for Good Reason.
(b)
Cause. The term “Cause” shall mean:

(i) a material failure by you to comply with the Company’s written policies or rules after being provided written notice and 30 days’ opportunity to cure;

(ii) your conviction of, or plea of “guilty” or “no contest” to, a crime involving moral turpitude, deceit, dishonesty or fraud that has caused harm to the Company or any affiliate of the Company;

(iii) your willful and continued failure to substantially perform (other than by reason of Disability) your duties and responsibilities assigned or delegated after receiving written notification of such failure from the Company and 30 days’ opportunity to cure;

(iv) any intentional act of dishonesty, deceit, fraud, moral turpitude, misconduct, breach of trust or acts intentionally against the financial or business interests of the Company by you, or your use or possession of illegal drugs in the workplace;

(v) the material breach by you of any of your obligations under any agreement between you and the Company after being provided written notice and 30 days’ opportunity to cure; or

(vi) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

For purposes of this definition of Cause, no act, or failure to act, will be deemed “willful” or “intentional” if done or omitted to be done by the Executive in good faith with a reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company.

(c)
Change in Control. The term “Change in Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets. In the case of any severance payment or benefit that is subject to Section 409A of the Code, a Change in Control must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to avoid the imposition of penalty taxes pursuant to Code Section 409A.
(d)
Change in Control Window. The term “Change in Control Window” shall mean the period beginning three (3) months prior to a Change in Control (if any) and ending twelve months after such Change in Control. In addition, the “Change in Control Window” shall also include such longer period (if any) beginning on the date that a definitive agreement for a Change in Control is executed, but only if such Change in Control is consummated.
(e)
Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.
(f)
Disability. The term “Disability” shall mean that the Executive is unable to engage in any substantial gainful activity as required to perform his or her material duties (with reasonable accommodation) by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than twelve months.
(g)
Involuntary Termination. The term “Involuntary Termination” shall mean either the Executive’s (i) Termination Without Cause or (ii) Resignation for Good Reason. For avoidance of doubt, Executive’s Separation due to Executive’s death or Disability shall not constitute an Involuntary Termination.
(h)
Resignation for Good Reason. The term “Resignation for Good Reason” means a Separation as a result of the Executive’s resignation within 12 months after one of the following conditions has come into existence without the Executive’s written consent:
(i)
a material diminution in your compensation (consisting of base salary, target bonus opportunity and target annual equity value and excluding any special, one-time, new hire, promotion or other exceptional equity awards), except for across-the-board reductions, outside of Change in Control Window, affecting the Company’s similarly situated employees generally;
(ii)
a material diminution in your title, duties, authority and responsibilities within the Company;
(iii)
relocation of your principal workplace by more than fifty (50) miles away from the location which you were working immediately prior to the required relocation without your prior consent; or
(iv)
a material breach of the Company’s obligation under any agreement between the Company and you.

A Resignation for Good Reason shall not be deemed to have occurred unless the Executive gives the Company written notice of the condition within 60 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving the Executive’s written notice.

(i)
Separation. The term “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.
(j)
Target Bonus. The term “Target Bonus” shall mean Executive’s annual target bonus opportunity, as may be adjusted from time to time. For purposes of Sections 5(b) and (c), “Target Bonus” shall mean Executive’s annual target bonus opportunity as in effect immediately prior to an Involuntary Termination, determined without regard to any reduction that constitutes grounds for a Resignation for Good Reason.
(k)
“Termination Without Cause” The term “Termination without Cause” means a Separation as a result of a termination of the Executive’s employment by the Company without Cause and other than as a result of Disability.

12.
Miscellaneous Provisions.
(a)
Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered via email to a Company domain email address or, following the Separation, to the Executive’s personal email address on file with Human Resources, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(b)
Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)
Whole Agreement. This Agreement supersedes and replaces any prior agreements, including without limitation, the Prior Agreement, representations or understandings (whether written, oral, implied or otherwise) between the Executive and the Company and constitute the complete agreement between the Executive and the Company regarding the subject matter set forth herein.
(d)
Tax Matters. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, with the requirements of Code Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment. In addition, if the Company determines that you are a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of your Separation, then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence. The Company shall not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you agree not to make any claim against the Company or the Board related to tax liabilities arising from your compensation.
(e)
280G. Parachute Payments. If any payment or benefit that you would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and

(ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, any reduction shall be applied first, on a pro rata basis, to amounts that constitute deferred compensation within the meaning of Section 409A of the Code, and, in the event that the reductions pursuant to this Section 12(e) exceed payments that are subject to Section 409A of the Code, the remaining reductions shall be applied, on a pro rata basis, to any other remaining payments, first with respect to amounts payable in cash before being made in respect to any payments to be provided in the form of benefits or equity award acceleration, and in the form of benefits before being made with respect to equity award acceleration. The Company’s determinations hereunder shall be final, binding and conclusive on all interested parties.
(f)
Arbitration. Any controversy or claim arising out of this Agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in the Commonwealth of Massachusetts. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally up to, for you, the filing fee to bring a civil action in the state courts of Massachusetts. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 12(f) does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. This Section 12(f) also does not apply to claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).
(g)
Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts (except its provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage or any other reason, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
(h)
No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.
(i)
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signatures on following page)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

flywire corporation

Signature: /s/ Michael Massaro

Title: Chief Executive Officer

Date: August 1, 2025

Executive

/s/ David King
David King

Date: August 1, 2025

Exhibit A: PIIA